UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 13, 2015

SPEEDWAY MOTORSPORTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

 Delaware

(State of Other Jurisdiction of Incorporation)

1-13582	51-0363307
(Commission File Number)	(IRS Employer Identification No.)

5555 Concord Parkway South, Concord, NC	28027
(Address of Principal Executive Offices)	(Zip Code)

(704) 455-3239

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 8.01. Other Events.

On March 13, 2015, Speedway Motorsports, Inc., a Delaware corporation (the “Company”), completed its previously announced redemption of its 6 3/4% Senior Notes due 2019 (the “Senior Notes”), of which $250,000,000 in aggregate principal amount was outstanding. The redemption date for the Senior Notes was March 13, 2015 (the “Redemption Date”) pursuant to notice delivered by the Trustee on the Company’s behalf on January 27, 2015. The Senior Notes were issued pursuant to the Indenture dated as of February 3, 2011 (as supplemented, the “Indenture”), by and among the Company, the Guarantors named therein and U.S. Bank National Association, as Trustee. The redemption price was 103.375% of the principal amount of the Senior Notes, plus accrued and unpaid interest thereon up to the Redemption Date, or an aggregate of $258,437,500. After the Redemption Date, interest on the Senior Notes ceased to accrue and all rights of the holders of the Senior Notes ceased, except for the right to receive the redemption price and accrued and unpaid interest to the Redemption Date. A copy of the Indenture was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 3, 2011.

The Company funded the redemption amount using proceeds from the Company’s issuance and sale of $200,000,000 in aggregate principal amount of 5.125% Senior Notes due 2023, drawing the $50,000,000 delayed draw term loan pursuant to the Amended and Restated Credit Agreement dated as of December 29, 2014, by and among the Company, Speedway Funding, LLC, a Delaware limited liability company, the guarantors named therein, Bank of America, N.A., as administrative agent, and the several lenders named therein, a copy of which was filed as Exhibit 10.9 to the Annual Report on Form 10-K for the year ended December 31, 2014, and using cash on hand.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPEEDWAY MOTORSPORTS, INC.

March 16, 2015	/s/ William R. Brooks
William R. Brooks
Vice Chairman, Chief Financial Officer and Treasurer